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                                  PREMCOR INC.
                              8182 MARYLAND AVENUE
                                    SUITE 600
                               ST. LOUIS, MO 63105

                                                                January 31, 2002

Mr. William C. Rusnack
12 Edgewood Rd.
St. Louis, MO 63124

Dear Mr. Rusnack:

     This letter agreement (the "Agreement") confirms our understanding and agreement with respect to your termination of employment with Premcor Inc. (the "Company") as follows:

     1. Termination Of Employment. You hereby resign, effective as of January 31, 2002, from any executive officer positions that you hold with the Company and any of its affiliates, and from any membership on any Board of Directors of the Company or any of its affiliates or any committee thereof. From January 31, 2002 through February 28, 2002 (the "Termination Date"), you shall continue to be an employee of the Company, but your cash compensation will be limited to solely your base salary at the rate in effect as such time. Effective as of the Termination Date, your employment with the Company and its affiliates shall terminate.

     2. Severance Payments and Benefits. The termination of your employment with the Company hereunder shall be treated as having occurred pursuant to section
V.1 of the 1998 Memorandum of Agreement between you and Clark Refining and Marketing, Inc. (the "MOA"). Therefore, in accordance with, and in full satisfaction of, the MOA, the Company will pay or provide to you the following:

          a. To the extent accrued but not theretofore paid, subject to Section 1 above, the amount of your unpaid Basic Compensation (as defined in the MOA) for the current fiscal year through and including the Termination Date, plus any other compensation and benefit amounts that are accrued but unpaid as of the Termination Date (including any accrued but unpaid bonus to which you are entitled as of January 31, 2002 pursuant to the terms of a Company bonus plan);

          b. A lump sum cash payment in the amount of $3,375,000, which, along with the payment described in Section 2(a), will be paid to you within three (3) business days following the expiration of the "Revocation Period" (described in subsection (d) of Appendix A hereto); provided that you have not exercised your right to revoke this Agreement as described in subsection (d) of Appendix A hereto;

          c. Reasonable job relocation counseling services of a firm chosen from time to time by you for a period not to exceed 18 months after the Termination Date to be paid directly by the Company;


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                                                                               2

          d. Until the earlier of one year after the Termination Date and your commencement of full time employment with a new employer, the Company shall maintain for your benefit all life insurance, medical, dental, health and accident and disability plans, programs or arrangements in which you were entitled to participate immediately prior to the Termination Date at a cost to you no greater than you paid while employed, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation is barred, the Company shall arrange to provide you, at the Company's expense, with benefits substantially similar to those which you are entitled to receive under such plans, programs or arrangements or pay cash in an amount after tax sufficient to enable you to purchase substantially similar coverage for a one-year period on an individual basis at a cost to you no greater than you paid while employed. In the case of your commencement of full time employment with a new employer within the one-year period, the Company agrees to make up any differential in benefits between what you would have received from the Company in the one-year period and what you receive from your new employer, so that you are ensured of receiving the same benefits which you would have been entitled to receive from the Company had your employment with the Company continued for the one-year period at a cost to you no greater than you paid while employed (the payments and benefits described in this Section 2, the "Severance Benefits"); and

          e. On the Termination Date, the Company will no longer pay for any golf club membership fees, assessments or dues on your behalf or for any tax or financial planning services for you, but the Company will not seek reimbursement for any such amount previously paid to you or on your behalf.

Except as otherwise expressly provided in this Agreement, your entitlement to benefits under the employee benefit, compensation, equity and incentive plans, programs or arrangements, maintained by the Company, shall be determined under the terms of the respective plans as in effect from time to time, with such entitlement based on the fact that your employment with the Company ceased on your Termination Date. Payments under this Section 2 shall be in lieu of all benefits that may be otherwise payable to you or on your behalf pursuant to the terms of any severance pay arrangement of the Company or any other, similar arrangement of the Company providing benefits upon involuntary termination of employment.

     3. Additional Benefits. In addition to the Severance Benefits to which you are entitled under the MOA, the Company shall provide you with the following additional benefits (the "Additional Benefits"):

          a. As of the Termination Date, your time vesting options to purchase 300,000 shares of common stock of the Company (the "Common Stock") shall become fully vested and shall remain subject to the terms and conditions of the Company's 1999 Stock Incentive Plan (the "Plan") and your time vesting nonqualified stock option agreement with the Company pursuant to such Plan, with the following modifications:

               (i) Such time options will expire either (x) 190 calendar days after the closing date of an initial public offering of the Company's common stock, if such closing date occurs prior to December 31, 2002, or (y) if no initial public offering of the


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                                                                               3

          Company's common stock closes prior to December 31, 2002, then as of the close of business on December 31, 2002. All such options shall be exercisable until the applicable expiration date as determined in this clause (i), above; and

               (ii) The Company waives its call rights with respect to such options.

          b. As of the Termination Date, your performance options to purchase up to 300,000 shares shall become subject to the following terms:

               (i) Such performance options will expire on the expiration date determined in Section 3(a)(i) above. The vesting schedule for such options will remain as specified in your employment agreement, the language of which, for the avoidance of doubt, is reproduced as follows:

          "...the Options (the "Performance Options") shall vest on the ninth anniversary of their grant date, but shall accelerate upon the achievement of the share prices set forth below for Common Stock: (i) following an initial public offering, as an average closing price for any 180 day consecutive period, or (ii) in a Change in Control;


                     Per Share Price                 % Vested
                     ---------------                 --------
                      below $12.00                      0%
                     $12.00 - $14.99                   10%
                     $15.00 - $17.99                   20%
                     $18.00 - $19.99                   30%
                     $20.00 - $24.99                   50%
                     $25.00 - $29.99                   75%
                      above $29.99                    100%"

          ; and

               (ii) The Company waives its call rights with respect to such options.

          c. Following an initial public offering of the Company's common stock, in addition to the standard procedures for option exercise, you will have the right to exercise your vested options, subject to the expiration provisions in the Plan and the applicable nonqualified stock option agreement, through a cashless exercise effectuated by means of a broker-loan program that the Company will help facilitate for you.

          d. In the event of a change in the outstanding capital stock of the Company by reason of stock dividend or split, reorganization, recapitalization or other similar event, your options (including, without limitation, the exercise price and price targets) will be adjusted in the same manner as options held by executives of the Company.

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                                                                               4

          e. Following the completion of the Company's initial public offering, if any, the Company will file a Form S-8, which will register shares of common stock issuable upon exercise of options and other awards granted pursuant to the Plan.

     4. MOA/Gross-Up. The MOA will be terminated as of January 31, 2002 and will thereafter be of no further force or effect, except that section V.4 of the MOA (providing for a gross-up payment upon the incurrence of certain excise taxes) shall be included herein by reference as if it were part of this Agreement.

     5. Condition to Benefits. As a condition of your receipt of the benefits described in Sections 2 and 3, above, you (i) shall execute and not revoke the General Release attached hereto as Appendix A, (ii) shall execute the Lock-Up Agreement addressed to Morgan Stanley & Co. Incorporated in connection with the Company's proposed initial public offering, in the form attached hereto as Appendix B, and (iii) shall comply with the covenants contained in Sections 6 and 7 of this Agreement. You will not be entitled to the Severance Benefits or the Additional Benefits if you revoke this Agreement as described in subsection
(d) of Appendix A, if you fail to execute, or breach the provisions of, the Lock-Up Agreement referred to in clause (ii) of the preceding sentence, or if you intentionally and materially breach the covenants referred to in clause
(iii) of that sentence.

     6. Covenants.

          a. You agree that you shall maintain the confidentiality of, and shall not use for the benefit of yourself or others, any confidential or proprietary information (including, without limitation, "know-how," trade secrets, details of client or consultant contracts, pricing policies, compensation arrangements, business acquisition plans, new personnel acquisition plans, and other projects and inventions and research projects of the Company or its affiliates learned by you heretofore) concerning the Company or any of its affiliates until the date, if any, upon which: (i) the relevant information becomes available to the public or is made available to you from a source which is not bound by an obligation of confidentiality to the Company or its affiliates; or (ii) you are required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case you shall notify the Company and, after such notification, shall be entitled to disclose or make use of such information only to the extent it is so required).

          b. You agree to give the Company and its new chief executive officer your reasonable business cooperation and assistance in facilitating the transition of the Company's leadership from you to the new chief executive officer, as reasonably requested during the period commencing on the Termination Date and ending June 30, 2002 (the "Cooperation Period"). Such cooperation and assistance will include devoting a reasonable amount of time to meeting with Company personnel, including travel to the various locations of the Company's facilities to meet with personnel at those locations, for the purpose of facilitating the transition. For providing such cooperation and assistance after the Termination Date, you shall receive a per diem rate based on your base salary as of the Termination Date for each day after February 28, 2002 that you cooperate with and assist the Company and its new chief executive officer, at their reasonable request. The Company will reimburse you for reasonable expenses incurred


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                                                                               5


     in cooperating with and assisting the Company and its chief executive officer, upon presentation of appropriate documentation. You shall at all times during the Cooperation Period be an independent contractor with respect to the Company, and the Company shall not withhold or deduct from any amounts payable under this Section 6(b) any amount or amounts in respect of income taxes or other employment taxes of any other nature on your behalf. Under no circumstances shall you, in your capacity as a independent contractor, have or claim to have power of decision hereunder in any activity on behalf of the Company, have the power or authority hereunder to obligate, bind or commit the Company in any respect, direct the work of any employee of the Company or make any management decisions on behalf of the Company. The Company shall not, with respect to your cooperation and assistance, exercise or have the power to exercise such level of control over you as would indicate or establish that a relationship of employer and employee exists between you and the Company.

          c. You agree not to make any derogatory comments, whether verbally or in writing, regarding the Company or any of its officers, directors, employees, stockholders or affiliates (other than as required by law). Neither the Company in any formal statement, nor Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliated investors in the Company ("Blackstone") will make any derogatory comments about you, whether verbally or in writing (other than as required by law), and the Company agrees to direct its officers and directors not to make any derogatory comments about you, whether verbally or in writing (other than as required by law). You agree not to, directly or indirectly, make any statement or release any information, or encourage others to make any statement or release any information that may reasonably be expected to embarrass or criticize the Company or any of its affiliates or shareholders (other than as required by law). Neither the Company in any formal statement, nor Blackstone will, directly or indirectly, make any statement or release any information, or encourage others to make any statement or release any information, that may reasonably be expected to embarrass or criticize you (other than as required by law), and the Company agrees to direct its officers and directors not to, directly or indirectly, make any statement or release any information, or encourage others to make any statement or release any information, that may reasonably be expected to embarrass or criticize you (other than as required by law). Your covenants contained in this Section 6(c) are not intended to prohibit you from making favorable comments about a company by which you are employed at the time of such comments when comparing that company or its operations, products or financial performance with the Company or its operations, products or financial performance. The covenants contained in this Section 6(c) shall expire on February 28, 2007.

          d. The Company and you acknowledge and agree that the remedies available to the Company or you, as applicable, at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate and, in recognition of this fact, the Company and you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company or you, as applicable, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order or permanent injunction or any other equitable remedy that may be available. In addition, if



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                                                                               6

     you materially breach any of the provisions of this Section 6, the Company will have no obligation to make any further payments or provide any benefits under this Agreement.

     7. Return of Property to the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, on microfilm or by other means, made or compiled by you, or made available to you relating to the Company or its affiliates or its business, excluding documentation you received as a participant in any employee benefit plan or arrangement of the Company, are and shall remain the property of the Company and shall be delivered to the Company promptly upon the execution of this Agreement.

     8. Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of New York, without regard to conflicts of laws principles.

     9. Legal Fees. The Company shall pay you all reasonable legal and professional fees and expenses you incur in seeking to obtain or enforce any right or benefit provided by this Agreement, if you are successful in obtaining such right or benefit, as determined by an arbiter in accordance with Section 10 below. The Company shall pay your reasonable legal fees actually incurred in negotiating this Agreement, up to an aggregate of $10,000.

     10. Arbitration. Disputes arising from the operation of this Agreement shall be resolved by arbitration, other than disputes arising under Section 6(a) and actions for equitable relief as provided in Section 6(d). In the event that any dispute which shall be resolved by arbitration, is not able to be resolved by mutual agreement of the parties within sixty calendar (60) days of the giving of such notice, you and the Company hereby agree to promptly submit such a dispute to binding arbitration in New York, New York in accordance with New York law and the rules and procedures of the American Arbitration Association. Disputes arising under Sections 6(a) and 6(d) of this Agreement shall be litigated in New York, New York and any action with respect to the arbiter or the arbitration process (including, but not limited to, the enforcement of the arbiter's decision) shall be brought in New York, New York. Any judgment from a court in New York may, thereafter, be filed in any other court having jurisdiction.

     11. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law.

     12. No Mitigation. You shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and, except as provided in Section 2(d), any such employment shall not mitigate the Company's obligations hereunder.

     13. Binding Agreement/Successors. This Agreement shall enure to the benefit of and be binding upon you and your heirs, executors, administrators and other legal personal representatives and upon the Company and its successors and assigns, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company,


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                                                                               7

except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder. In the event of your death, any amounts owed to you under this Agreement shall be paid to your estate.

     14. Entire Agreement/Counterparts. This constitutes the entire agreement between the parties, and specifically supersedes all agreements and understandings between the parties (including, without limitation, the 1998 Memorandum of Agreement between you and Clark Refining and Marketing, Inc., except as provided in Section 4 above), other than under any existing stock option agreement as modified herein, any director and officer liability insurance maintained for you by the Company, any indemnity to the extent provided to you under the Company's by-laws and certificate of incorporation, any existing indemnity agreement between you and the Company, any existing stockholders' agreement between you and the Company and any benefit plan of the Company pursuant to which you are entitled to accrued benefits (other than any severance or bonus arrangement). It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.



                            [Continued on next page.]

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                                                                               8

     If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

                                      Very truly yours,

                                      Premcor Inc.

                                      By: /s/ Jeffry N. Quinn
                                         ----------------------------
                                      Name:  Jeffry N. Quinn
                                      Title: Executive Vice President

Reviewed, approved and agreed:

/s/ William C. Rusnack
-----------------------------
William C. Rusnack


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                                   APPENDIX A

                                 General Release
                                 ---------------

     a. For and in consideration of the Severance Benefits and the Additional Benefits, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement, any existing stock option agreement as modified herein, any director and officer liability insurance maintained for you by the Company, any indemnity to the extent provided to you under the Company's by-laws and certificate of incorporation, any existing indemnity agreement between you and the Company, any existing stockholders' agreement between you and the Company and any benefit plan of the Company pursuant to which you are entitled to accrued benefits (other than any severance or bonus arrangement) (such released claims are collectively referred to herein as the "Released Claims").

     b. Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

     C. THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON

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                                                                               2

ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

     d. You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven (7) days after it is signed, and you understand that you will not receive any payments due you under this Agreement until such seven (7) day revocation period (the "Revocation Period") has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one
(21) day period was entirely voluntary.





                                                  /s/ William C. Rusnack
                                                  -----------------------------
                                                  William C. Rusnack